Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in New Age Beverage Corporation’s Registration Statements on Forms S-3 (File Nos. 333-230755, 333-228289 and 333-219341) and S-8 (File Nos. 333-234285 and 333-234190) of our report dated April 1, 2019 with respect to the consolidated financial statements of New Age Beverage Corporation and subsidiaries as of and for the year ended December 31, 2018, that appears in this Annual Report on Form 10-K.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida
March 16, 2020